Exhibit 99.1

Fly-E Group, Inc. Announces Receipt of Delinquency Notice from Nasdaq Regarding Delayed Form 10-Q

NEW YORK, December 5, 2025 /PRNewswire/ -- Fly-E Group, Inc. (NASDAQ: Fly-E, the “Company”), an electric vehicle company engaged in designing, installing, selling and renting smart electric motorcycles, electric bikes, and electric scooters,, announced today that on November 25, the Company received a written notice (the “Notice”) from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it currently does not satisfy Listing Rule 5250(c)(1), as a result of not having timely filed with the U.S. Securities and Exchange Commission (the “Commission”) its Form 10-Q for the period ended September 30, 2025 (the “Form 10-Q”).

The Notice is a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market.

The Company has 60 calendar days from the date of the Notice, or until January 26, 2026, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule 5250(c)(1). If the Company submits a plan to Nasdaq and Nasdaq accepts the plan, Nasdaq can grant an exception of up to 180 calendar days from the due date of the filing of the Form 10-Q, or until May 20, 2026, to regain compliance. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

The Company’s objective is to regain compliance with the listing requirement, and the Company currently intends to file the Form 10-Q with the Commission as soon as it completes the preparation and review of its financial statements for the period ended September 30, 2025.

About Fly-E Group, Inc.

Fly-E Group, Inc. is an electric vehicle company that is principally engaged in designing, installing, selling, and renting smart electric motorcycles, electric bikes and electric under the brand "Fly E-Bike." The Company's commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future. For more information, please visit the Company's website: https://investors.flyebike.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Zhou Ou

Fly-E Group, Inc.